     As filed with the Securities and Exchange Commission on August 27, 1996
                                                  Registration No. 333-08391
=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            POST EFFECTIVE AMENDMENT
                                    NO. 2 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            CPI AEROSTRUCTURES, INC.
- ------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

          New York                                 11-2520310
- ------------------------------------------------------------------------------
(State or Other Jurisdiction of                (I.R.S. Employer
 Incorporation or Organization)             Identification Number)

                              200A Executive Drive
                              Edgewood, N.Y. 11717
                                 (516) 586-5200
 -----------------------------------------------------------------------------
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                  Arthur August
                                    President
                            CPI Aerostructures, Inc.
                              200A Executive Drive
                              Edgewood, N.Y. 11717
                                 (516) 586-5200
 -----------------------------------------------------------------------------
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   Copies to:

                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, New York 10158
                     Tel: (212) 687-3860 Fax: (212) 949-7052

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check this box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, Please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, Check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

==============================================================================

                              Explanatory Paragraph

   This Post-Effective Amendment No. 2 is being filed to deregister an aggregate of 466,038 Common Shares underlying Underwriter's Unit Warrant Shares, issuable upon exercise of the Underwriter's Warrants issued in the Company's September 1992 initial public offering. The original number of shares registered was reduced as a result of a correction in the calculation of the anti-dilution provisions of the Underwriter's Warrants.

                                          CALCULATION OF REGISTRATION FEE

                                                            Proposed            Proposed
Title of Each                                                Maximum             Maximum
  Class of                           Amount                 Offering            Aggregate           Amount of
Securities to                         to be                   Price             Offering          Registration
Be Registered                      Registered             Per Share(1)          Price (1)             Fee
- -------------                      ----------             ------------          ---------         ------------

Common Shares,                     2,050,000 shs.(2)           $1.00(2)            $2,050,000           $706.90
$.001 par value

Warrants                           1,025,000 wts.(2)              (3)                  (3)                (3)

Common Shares,                     1,025,000 shs.(4)           $2.00              $2,050,000           $706.90
$.001 par value

Placement Agent's
Common Shares                        205,000 shs.(5)           $1.00                $205,000            $70.69

Placement Agent's                    102,500 wts.(6)              (7)                  (7)                (7)
Warrants

Placement Agent's                    102,500 shs.(6)           $2.00                $205,000            $70.69
Warrant Shares

Consulting Agent's
Common Shares                        300,000 shs.(8)           $1.00                $300,000           $103.45

Underwriter's Warrants               566,038 wts.(9)           $1.06                $600,000           $206.90

Underwriter's
Common Shares,
$.001 Par Value                      566,038 shs.(10)            (11)                   (11)               (11)

Underwriter's Unit
Warrants                             100,000 wts.(10)            (11)                   (11)               (11)

Underwriter's Unit
Warrant shares                       100,000 shs.(12)          $2.50                $250,000            $86.21

- -----------------------------------------------------------------------------------------------------------------
   Total Registration Fee .........................................................................  $1,951.74
- -----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) These shares were sold in a private placement (the "Private Placement") by the Company as part of 82 units ("Units"), each consisting of 25,000 Common Shares and Redeemable Class B Common Share Purchase Warrants (the "Warrants") to purchase 12,500 Common Shares, at $25,000 per Unit.

(3) Pursuant to Rule 457(g), no additional registration fee is required for Warrants which were sold as part of the Units.

(4)  Issuable upon exercise of the warrants issued in the Private Placement.

(5) These shares are issuable upon exercise of Placement Agent's Warrants to purchase 8.2 Units issued by the Company in the Private Placement to Barber & Bronson Incorporated.

(6)  Issuable upon exercise of the Placement Agent's Warrants.

(7) Pursuant to Rule 457(g) no additional registration fee is required for Warrants issuable upon exercise of the Placement Agent's Warrants.

(8) Issuable upon exercise of the warrants issued to the Placement Agent in April 1996 for consulting services.

(9) Issued to Whale Securities Co., L.P., the Underwriter of the Company's September 1992 initial public offering, and its assignees (collectively, the "Underwriter"). Each Undertwriter's Warrant is exercisable at $1.06 per Warrant, as adjusted, to purchase 5.66038 Common Shares and one Common Share Purchase Warrant to purchase one Common Share, at $2.50 per share, as adjusted.

(10) Issuable upon exercise of the Underwriter's Warrants.

(11) Pursuant to Rule 457(g), no additional registration fee is required for securities issuable upon exercise of the Underwriter's Warrants.

(12) Issuable upon exercise of the Underwriter's Unit Warrants.



        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                   SUBJECT TO COMPLETION DATED AUGUST 27, 1996


PROSPECTUS
                            CPI AEROSTRUCTURES, INC.

                             4,348,538 Common Shares

        This Prospectus pertains to 4,348,538 Common Shares (the "Shares"), $.001 par value per share of CPI Aerostructures, Inc., a New York corporation ("CPI Aerostructures" or the "Company"), that may be sold by the Selling Shareholders named herein (the "Selling Shareholders").

        The Shares offered hereby were issued by the Company to certain investors in a private placement (the "Private Placement") of 82 Units (the "Units"), each Unit consisting of 25,000 Common Shares and redeemable Class B Common Share Purchase Warrants ("Warrants") to purchase 12,500 Common Shares, at $25,000 per Unit; to Barber & Bronson Incorporated, the Company's placement agent in the Private Placement (the "Placement Agent") , in the form of warrants (the "Placement Agent's Warrants") to purchase 8.2 Units (the "Placement Agent's Units"), each Placement Agent's Unit consisting of 25,000 Common Shares and Warrants to purchase 12,500 Common Shares; to the Placement Agent in the form of consultant's warrants issued in consideration for consulting services (the "Consultant's Warrants"); to Whale Securities Co., L.P. and its assignees (collectively, the "Underwriter"), the underwriter of the Company's initial public offering ("IPO") in the form of underwriter's warrants (the "Whale Warrants") to purchase an aggregate of 566,038 Common Shares, as adjusted, and Warrants to purchase an additional 100,000 Common Shares, as adjusted. See "Selling Shareholders." The Company will not directly receive any proceeds from the sale of the Shares by the Selling Shareholders, but will receive the exercise price of all Warrants exercised. See "Use of Proceeds." The registration of the Shares offered hereby is being effected in connection with registration rights granted by the Company pursuant to the terms of the Private Placement, the Consultant's Warrants, the Placement Agent's Warrants and the Underwriter's Units. In accordance with the terms of such rights, the Company will bear the expenses of such registration, which are estimated, except that the Selling Shareholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their portion of the Shares and their respective legal expenses.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Commencing on the effective date of this Prospectus, the Shares may be sold, from time to time, by the Selling Shareholders directly to purchasers or, alternatively, may be offered through agents, brokers, dealers or underwriters, who may receive compensation in the form of commissions or discounts from the Selling Shareholders or purchasers of the Shares. Sales of the Shares may be made on the Nasdaq SmallCap Market ("Nasdaq"), in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price.

                The date of this Prospectus is August ____, 1996

        Any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters under Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them on the resale of such Shares may be deemed to be underwriting compensation under the Securities Act. The sale of the Shares by the Selling Shareholders is subject to the prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."

      THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                ----------------

      No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.


                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has filed with the Commission a Registration Statement on Form S-3, as amended (the "Registration Statement"), under the Securities Act with respect to the Common Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares, reference is hereby made to such Registration Statement and the exhibits thereto or incorporated therein by reference. The Registration Statement, including such exhibits, may be inspected without charge at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses stated above. Copies of these documents may be obtained, at prescribed rates, by writing to the Commission's Public Reference Section at its office set forth above.


                      INFORMATION INCORPORATED BY REFERENCE

      The following documents filed with the Commission are incorporated into this Prospectus by reference:

(1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 ("Form 10-KSB").

(2)    The Company's Definitive Proxy Statement dated December 11, 1995.

(3) The Company's Quarterly Report on Form 10-QSB dated for the quarter ended March 31, 1996 ("Form 10-QSB").

(4) The description of the Company's Common Shares contained in the Company's registration statement on Form 8-A (File No.
       1-11398), dated September 16, 1992, filed pursuant to
       Section 12(g) of the Exchange Act.

(5)    The Company's Current Report on Form 8-K dated June 19, 1996
       ("Form 8-K").

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company furnishes its shareholders with annual reports which contain financial statements audited by its independent certified public accounts and such other interim reports containing unaudited financial information as it deems appropriate.

      The Company will provide without charge to each person who receives this Prospectus, upon written request, a copy of any information that is incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be directed to the following address:

                            CPI AEROSTRUCTURES, INC.
                              200A Executive Drive
                            Edgewood, New York 11717
                         Attention: Corporate Secretary


                                   THE COMPANY

      CPI Aerostructures is engaged in contract production of structural aircraft parts and sub-assemblies (a series of parts fitted together to form a complex aerodynamic structure) for the commercial and military sectors of the aircraft industry. The Company's operations consist primarily of incorporating component aircraft parts supplied by third parties into complex sub-assemblies to satisfy specific customer requirements and precision certification standards. The sub-assemblies are incorporated into jet engine housings (nacelles) by the Company's customers or aircraft manufacturers to form final aircraft assemblies. In connection with its commercial assembly operations, the Company also provides engineering, technical and program management services to its customers.

Current Developments

      On September 19, 1995, the Company was awarded a contract by the United States Air Force for the A-10 Aircraft program. The Company will produce leading edge panels (the panel on the front edge of the wing) for such aircraft. The total award amount is approximately $3,074,000, with deliveries expected to commence in late 1996 and be completed during 1997.

      On September 22, 1995, the Company was awarded a contract by the United States Air Force for the C-5 Aircraft program. The Company is producing and has commenced delivery of structural supports, plates and brackets, mount assemblies, air deflectors, mounting blocks, hinge brackets, plate assemblies, fairings, landing gear door assemblies and panel assemblies for such aircraft. As of June 21, 1996, the total contract value was $1,741,400 with additional orders anticipated, although no assurance can be given as to any such additional orders.

      On June 19, 1996, the Company completed the Private Placement under Regulation D promulgated under the Securities Act of 82 Units, each Unit consisting of 25,000 Common Shares and 5-year Common Share Purchase Warrants (the "Warrants") to purchase 12,500 Common Shares, at $2.00 per share, for a total purchase price of $2,050,000 ($25,000 per Unit), through Barber & Bronson Incorporated, as Placement Agent. The net proceeds of the Private Placement, along with working capital, were used to repay all of the Company's indebtedness to Chrysler Capital Corporation ("Chrysler"). The purchasers were granted certain demand and piggyback registration rights with respect to the shares included in the Units and underlying the Warrants.

      The Company paid the Placement Agent a selling commission of 10% of the gross proceeds of the Private Placement and a non-accountable expense allowance in an amount equal to 3% of the gross proceeds of the Private Placement. The Company also sold to the Placement Agent, for nominal consideration, five-year Placement Agent Warrants to purchase 8.2 additional Units at a purchase price of $25,000 per Unit. The Company previously retained the Placement Agent, pursuant to a financial consulting agreement (the "Consulting Agreement"), to provide financial consulting services for a period of 24 months commencing on April 3, 1996, for an aggregate of $72,000 payable at the rate of $3,000 per month. The Placement Agent received five-year Consultant's Warrants to purchase 300,000 Common Shares at an exercise price of $1.00 per share. The Placement Agent has been granted certain demand and piggy-back registration rights with respect to the Common Shares underlying the Placement Agent Warrants and the Consultant's Warrants. Furthermore, the Consulting Agreement provides for finder's fee arrangements and a three-year right of first refusal for the Placement Agent to serve as the underwriter or placement agent for any future public or private offering effected by the Company.

      The Company was incorporated under the laws of the State of New York in January 1980 under the name Composite Products International, Inc. The Company change its name to Consortium of Precision Industries, Inc. in April 1989 and to CPI Aerostructures, Inc. in July 1992. The Company's executive offices are located at 200A Executive Drive, Edgewood New York 11717; Telephone Number:
(516) 586-5200.

                                  RISK FACTORS

      The Shares offered hereby involve a high degree of risk and should be purchased only by persons who can afford to risk the loss of their entire investment. In addition to other information contained in this Prospectus, prospective investors should carefully consider the following Risk Factors before making a decision to invest in the Company.

      This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

Substantial Reductions in Revenues

      The Company's revenues decreased by $357,000, or approximately 7%, from $5,041,000 for the year ended December 31, 1994, to $4,684,000 for the year ended December 31, 1995. This followed a 17% decrease in revenues from $6,091,000 for the year ended December 31, 1993 to $5,041,000 for the year ended December 31, 1994. These decreases followed increasing levels of revenues for the three-year period ended December 31, 1992. For the year ended December 31, 1995, the Company had a net loss of $1,080,000 as compared to net income of $233,000 in the same period the prior year. This decrease followed a 38% decrease in net income from 1993 to 1994 and a 52% decrease in net income from 1992 to 1993. The reductions in sales and earnings resulted primarily from "stretch outs" (an extension of a program period of performance resulting in extensions of delivery dates) of certain commercial contracts, the completion of the McDonnell Douglas MD-90 start-up phase, and non-cash write-offs due to the loss of the pylon portion of the Company's Hawker 1000 contract and the sale of the Company's facilities. The commercial sector of the aircraft industry experienced one of the most severe downturns in its history from 1993 to 1995 characterized by bankruptcies and consolidations among the major airlines. Permanent reductions in capital spending for the military and current decreased demand for commercial aircraft, resulting in contract cancellations or stretch outs, materially adversely affected the Company's operating results in 1994 and 1995. Management does not believe that these adverse conditions are expected to extend into 1996, as there is an up-swing in the aircraft industry. Although the Company was recently awarded two major military contracts, there can be no assurance the Company will return to profitability.

Lack of Profitability

      Given the Company's limited financial resources, its anticipated expenses and the highly competitive environment in which the Company operates, there can be no assurance that the Company's future operations will become profitable. If the Company is without sufficient funds to satisfy its cash flow requirements it would be forced to curtail its operations and could ultimately cause the Company to have to sell some or all of its assets. See "Item 6.

Management's Discussion and Analysis" and "Item 7. Financial Statements" in the Company's Form 10-KSB.

Significant Capital Requirements; Possible Need for Additional Financing

      The Company's capital requirements have been and will continue to be significant. The Company's cash requirements have exceeded its resources during the last few years primarily because of reduced revenues. In addition, the Company's costs and estimated earnings in excess of billings, representing the aggregate of costs and related profit which has been incurred and earned in performance of work for which the Company has firm commitments but has not yet been billed to customers (billing is upon delivery of products), decreased by $820,000 during the year ended December 31, 1995. Costs and estimated earnings are recoverable, generally upon shipment of products or completion of a contract. The Company's continued requirement to incur significant costs relating to commercial contracts in advance of receipt of cash adversely affected the Company's working capital for 1995.

      Because of Chrysler's announced curtailment of its loan operations, the Company was unable to obtain any new advances from Chrysler and reduced its aggregate indebtedness to Chrysler from approximately $4,300,000 in 1990 to zero in June 1996. The Company financed its working capital through its September 1992 initial public offering, January 1995 warrant redemption, June 1996 Private Placement and operating cash flow.

      The Company intends to seek to grow its business by seeking additional equity and/or debt financing. No assurance can be given that the Company will be able to obtain additional financing at all, or on terms reasonably acceptable to the Company. The Company's inability to obtain additional financing may have a material adverse effect on the Company's ability to grow its business and may possibly require the Company to curtail its operations if the Company does not operate profitably. See "Item 6. Management's Discussion and Analysis" in the Form 10-KSB.

Dependence on Rohr

      All but a small portion of 1995's revenues attributable to the commercial sector of the aircraft industry were derived under three programs which originated with Rohr, Inc. ("Rohr"). For the years ended December 31, 1994 and 1995, sales of the Company's products to Rohr and The Nordam Corporation ("Nordam") accounted for approximately 81% and 89%, respectively, of the Company's revenues. Rohr curtailed its operations during the last several years as a result of a general downturn in the commercial aircraft industry and the loss of military business. The Company's contract with Rohr concerning the Raytheon 1000 Executive Jet was sold to Nordam, which terminated the pylon portion of the contract in September 1995. There can be no assurance that Rohr, for financial or other reasons, will not seek to further reduce its level of operations in the future or that a further decline in the economic prospects of Rohr, which could result in reduction or deferral of capital expenditures, and either of which could adversely affect the Company.

      The Company's agreements with Rohr are subject to termination at will by Rohr and require the Company to, among other things, deliver certain minimum quantities of products pursuant to specific schedules. Termination of any of the Company's contracts with Rohr or the inability of the Company to maintain or enter into new contracts would have a material adverse effect on the Company unless it is able to diversify its operations. For the year ended December 31, 1995, the Company's three agreements with Rohr and Nordam for the production of sub-assemblies for the McDonnell Douglas MD-90, the Boeing 757 and the Raytheon 1000 accounted for approximately 57%, 18% and 14%, respectively, of the Company's revenues. The Boeing 757 is currently in production and the Company anticipates that current orders from Rohr under the Company's contract are expected to be completed in 1996, with additional orders possibly in late 1997 when Rohr is expected to deplete its inventory. The McDonnell Douglas MD-90 program is currently in production and the Company anticipates orders for this program will continue into the year ending December 31, 2009. Production of engine mounts for Nordam under the Raytheon 1000 program continue, but production of pylons under such program was terminated in September 1995. There can be no assurance that Rohr and Nordam will purchase additional products under such agreements or that the Company will obtain additional contracts for programs similar in scope to those previously obtained. In addition to its dependence on Rohr, the Company is dependent on sales of the particular aircraft (e.g., by Boeing), over which the Company has no control. See "Item 1. Business
- - Customers and Contracts" in the Form 10-KSB.

Rescheduling and Early Termination; Fixed-Price Contracts; Cost Overruns

      The Company's contracts with Rohr and Nordam are subject to premature termination and rescheduling. Rohr may, in its sole discretion, elect to postpone or reschedule product delivery at any time. Delays, suspension and termination of performance by Rohr under these agreements since the beginning of 1993, have materially adversely affected the Company's operating results. The Company had expended significant funds for non-recurring costs associated with design, tooling and prototype development, as well as the purchase of component parts used in its operations, which have been recovered.

      Prices under the Company's contracts with Rohr are fixed during the term of such contracts, subject to price escalation in accordance with published indices which account principally for materials and labor costs. Accordingly, the Company is subject to increased risk of loss in the event production costs are greater than anticipated. Unforeseen events, including unanticipated production cost overruns and technical and operating difficulties, could have a material adverse effect on the Company. In the past, the Company has incurred cost overruns which could not be recovered, resulting in reduced profitability. Although the Company maintains procedures to continuously review costs under contracts and takes such steps as it deems necessary to reduce the Company's exposure to cost overruns, there can be no assurance that any measures taken will assure completion of a program or that a completed program will not involve substantially higher than anticipated costs to the Company, which may reduce its ability to realize profits from such program. See "Item 1. Business - Customers and Contracts" in the Form 10-KSB.

Dependence on Government Contracts

      For the years ended December 31, 1994 and 1995, 10.3% and 6.7%, respectively, of the Company's revenues were derived from United States Government military contracts. Government reductions in capital expenditures for the military have significantly decreased production of new aircraft during the last several years. The Company believes, however, that reductions in military budgets for new aircraft have not affected demand for replacement parts and servicing of aging military aircraft. Recently announced awards for the A-10 and C-5 military contracts are expected to increase the Company's future annual revenues derived from military contracts to between 30% and 40%. There can be no assurance that future reductions in military spending will not adversely affect the Company's future operating results. Termination of the Company's contracts with the United States Government or the inability to obtain or maintain new contracts could have a material adverse effect on the Company. Moreover, the Company's operations in the military sector are subject to risks, including delay; termination for convenience; reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses, any or all of which could have a material adverse effect on the Company. See "Item 1. Business - Customers and Contracts" in the Form 10-KSB.

Competitive Bidding

      The Company obtains military contracts through the process of competitive bidding. Contracts from which the Company has derived and expects to derive a significant portion of its revenues were obtained through competitive bidding. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitability for the Company. Additionally, inherent in the competitive bidding process is the risk that if a bid is submitted and a contract is subsequently awarded, actual performance costs may exceed the projected costs upon which the submitted bid or contract price was based. To the extent that actual costs exceed the projected costs on which bids or contract prices were based, the Company's profitability could be materially adversely affected. See "Item 1. Business - Customers and Contracts; and Marketing" in the Form 10-KSB.

Possible Fluctuations in Operating Results

      The Company's sales cycle, which generally commences at a time a prospective customer issues a request for a proposal and ends with the award of a contract with that customer, typically ranges from six months to one year. The period from the time of execution of the contract until completion of one or more pre-production phases of such contract (i.e., design, tooling and prototype development), during which time the Company recognizes revenue, typically ranges from two to three years. The Company's production cycle, which generally commences at the time the Company orders component parts and ends upon shipment of the final assembly, generally ranges from six to eighteen months. The principal factors affecting production scheduling are the length of time required to procure component parts and the customer's desire to accelerate or stagger delivery schedules. Pursuant to the Company's contracts with Rohr, the Company is not entitled to receive cash payments until products are shipped. The Company recognizes revenue as costs are incurred under such contracts based upon the percentage of completion method of accounting, which is measured by the percentage of actual costs incurred to date against estimated total costs. Accordingly, revenues may be recognized by the Company even though associated cash payments have not been received. To the extent that estimated costs of completion increase or progress under a contract is otherwise impeded, revenue recognition may be adversely affected. Furthermore, since provision for estimated losses on uncompleted contracts is made in the period in which such losses are determined, the Company's recorded revenues may be written-off in later periods in the event the Company's cost estimates prove to be inaccurate or a contract is terminated. There can be no assurance that such factors will not cause significant fluctuations in operating results.

      In fact, upon the termination of the pylon portion of the Hawker 1000 contract in September 1995, the Company incurred a charge against cost of goods sold of $1,473,000. This charge was based, on its impact on past revenues using the percentage of completion method of accounting. In the event that such recovery is for a lesser amount than to what the Company believes it is contractually entitled to, the Company would incur an additional charge. See "Item 6. Management's Discussion and Analysis" and "Item 7. Note 1 of Notes to Financial Statements" in the Form 10-KSB.

Dependence on Third Party Suppliers and Manufacturers

      The Company purchases substantially all of its supply of raw materials, principally metals and special parts, and component parts incorporated into its products, from third-party suppliers and manufacturers. The Company believes that there are numerous available sources of supply for the Company's raw materials. While the Company attempts to maintain alternative sources for the Company's raw materials, the Company's business is subject to the risk of price fluctuations and periodic delays in delivery of raw materials. Failure by certain suppliers to continue to supply the Company with raw materials on commercially reasonable terms, or at all, would have a material adverse effect on the Company. The Company has subcontracted production of substantially all component parts incorporated into its products to third party manufacturers. Accordingly, the Company is substantially dependent on the ability of such manufacturers, among other things, to meet stringent performance and quality specifications and to conform to delivery schedules. Failure by the Company's manufacturers to comply with these and other requirements would have a material adverse effect on the Company. Furthermore, there can be no assurance that such manufacturers will dedicate sufficient production capacity to satisfy the Company's requirements for component parts within scheduled delivery times. The Company from time to time is required to purchase special parts from sole suppliers and manufacturers. The Company generally does not maintain supply agreements with its suppliers or manufacturers and purchases raw materials and component parts pursuant to purchase orders in the ordinary course of business. Failure or delay by suppliers and manufacturers in supplying necessary raw materials and components to the Company would adversely affect the Company's profit margin and the Company's ability to obtain and deliver products on a timely and competitive basis. See "Item 1. Business - Raw Materials, Suppliers and Manufacturers" in the Form 10-KSB.

Competition; Technological Changes

      The markets for the Company's products are highly competitive. The Company competes with numerous well-established foreign and domestic subcontractors engaged in the supply of aircraft parts and assemblies to the commercial and military sectors of the aircraft industry, most of which possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations for success in the development, manufacture, sale and service of products. The Company also faces competition from foreign and domestic prime contractors, including Rohr, all of whom possess greater resources than the Company, thereby permitting such companies to implement extensive production programs in response to orders from aircraft manufacturers. The market for commercial aircraft is dominated by The Boeing Company, McDonnell Douglas Corporation and Airbus Industries, a government supported European aircraft consortium, which typically contract production of assemblies to a limited number of large commercial contractors. Consequently, the Company's ability to increase market penetration in the commercial sector may be limited by the relatively small number of prime contractors in this market.

      In addition, the markets for the Company's services and products are characterized by technological changes. The Company's ability to compete successfully depends, in large part, on the Company having a technically competent staff and quality control procedures and on the Company's ability to adapt to technological changes and advances in the aircraft industry, including ensuring continuing compatibility with evolving requirements of its customers and aircraft manufacturers. There can be no assurance that the Company will be able to continue to keep pace with the technological demands of the marketplace or successfully enhance its services and products to be compatible with products of specific aircraft manufacturers. See "Item 1. Business - Competition" in the Form 10-KSB.

Adverse Effects of Expansion

      Internal expansion of the Company's operations is dependent on, among other things, its ability to obtain new contracts. The Company's prior lack of new business had caused the Company to consider diversification of its operations outside of the aerospace industry. Although the Company will continue to seek acquisitions outside of the aerospace industry, there can be no assurance the Company will effect any such acquisition, or that if the Company is able to effect any acquisition it will be able to manage a business outside of the aerospace industry and otherwise integrate the operation of any acquired business into the Company's operations.


      Even if the Company was awarded a new commercial contract, it may be required to finance all of its non-recurring costs, which will be amortized over the term of any such contract. Such costs, as well as any costs associated with the Company's expansion of its operations and/or facilities, could be substantial and would subject the Company to substantial risks of loss if a particular program is terminated subsequent to significant investments by the Company. There can be no assurance any new aircraft for which the Company may obtain a contract will receive certification from the Federal Aviation Administration or that any such aircraft will be successfully commercialized. See "Item 1. Business" in the Form 10-KSB.

Potential Products Liability and Warranty Expense

      The Company may be exposed to potential significant products liability claims although it has not been sued to date. The Company maintains a $2 million general liability insurance policy, a $10 million products liability insurance policy, and a $5 million umbrella liability insurance policy, which it believes is adequate coverage for the types of products presently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured successful claim against the Company could have a material adverse effect on the Company. The Company generally warrants its products to be free from defects in materials, workmanship and manufacturing processes for a specified period, generally limited to three years from the date of shipment. There can be no assurance that future warranty expenses will not have a material adverse effect on the Company.

      Under the Company's agreements with Rohr, the Company has agreed to indemnify Rohr for any costs, damages, expenses or other loss or liability incurred or paid (including reasonable attorneys' fees) arising out of any asserted claims made against Rohr, for parts supplied by the Company, provided that such claims do not arise out of the sole fault of Rohr. There can be no assurance that the Company will not be required to indemnify Rohr in the event of an adverse claim made against Rohr or that it will have the financial or other resources to do so. Moreover, to the extent the Company assumes design responsibility for products in the future, the Company could be required to obtain a higher level of insurance in order to cover possible design defects. There can be no assurance that the Company will be able to obtain a significantly increased level of coverage on commercially reasonable terms, which could limit the Company's ability to expand its operations. See "Item 1. Business - Insurance" in the Form 10-KSB.

Potential Liability; Government Regulation

      The Company's operations require the use of a limited amount of chemicals and other materials for painting and cleaning, including solvents and thinners, that are classified under applicable laws as hazardous chemicals and substances. The Company does not maintain environmental impairment insurance. There can be no assurance that the Company will not incur environmental liability arising out of the use of hazardous substances. To date, the Company has not incurred any such liability. The use of hazardous substances is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in conjunction with federal and state authorities. Among other things, these regulatory bodies impose requirements to control air, soil, and water pollution, to protect against occupational exposure to such chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing its operations and has obtained all licenses and permits required for the operation of its business.

      Amendments to statutes and regulations and/or the Company's operations in the future could require the Company to continually modify or alter methods of operations at costs which could be substantial and could subject the Company to increased regulation. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines and injunctions as well as potential criminal sanctions, which could have a material adverse effect on the Company. See "Item 1. Business - Government Regulation" in the Form 10-KSB.

Federal Aviation Administration Regulation and Quality Control Standards

      The manufacture of commercial aircraft is subject to extensive regulation by the Federal Aviation Administration ("FAA") and foreign regulatory authorities. Under the FAA requirements, each aircraft is required to undergo a stringent certification process pursuant to which it is inspected for conformity with specifications and manufacturing processes and tested for safety, airworthiness and design characteristics. Upon receipt by an aircraft manufacturer of a production certificate issued by the FAA for a new aircraft, such manufacturer is required to assure that its suppliers comply with all applicable laws and regulations. Under FAA implementation of such regulations, each supplier, including the Company, is subject to periodic FAA surveillance and investigation. As a result, each manufacturer places contractual obligations upon each of its suppliers requiring such suppliers to comply with the FAA regulations. In order to assure compliance with FAA regulations, the Company's customers impose quality control standards upon the Company which incorporate the FAA requirements. These requirements are also incorporated into the inspection criteria and data to be supplied to the Company's customers pursuant to the Company's contracts. Among other things, the Company is required to inspect parts, maintain back-up documents from its suppliers relating to materials and processes and prepare documentation in order to substantiate all of the foregoing. In addition, the Company's customers require the Company to qualify as an approved supplier. In order to so qualify, the Company is required to satisfy stringent quality control standards and undergo extensive in-plant inspections of the Company's personnel, production processes, equipment and quality control systems. Although the Company's efforts are devoted to ensure that its capabilities and quality control standards meet its customers' requirements, there can be no assurance that the Company will be able to comply with quality control standards, that the Company's customers will comply with the FAA's or aircraft manufacturers' requirements, or that the Company will be able, for financial or other reasons, to qualify as an approved supplier for its existing and prospective customers. See "Item 1.
Business - Operations" in the Form 10-KSB.

Limited Marketing Capability

      The Company has limited marketing capabilities and resources. To date, substantially all of the Company's commercial marketing activities have been conducted by members of Management. Such activities have consisted primarily of personal contact with potential customers. Because of the nature of the Company's business, Management will continue to devote a substantial amount of time developing and maintaining continuing personal relationships with the Company's customers. The Company's growth prospects will be largely dependent upon the Company's ability to achieve greater penetration of the commercial aircraft market and an up-swing in military procurement, in addition to any diversification efforts. Achieving market penetration will require significant efforts by the Company to create awareness of and demand for the Company's services. Accordingly, the Company's ability to build its client base will be limited by the number of marketing personnel and will be dependent on the efforts of such individuals. See "Item 1. Business - Marketing" in the Form 10-KSB.

Lack of Patents; Trademarks and Proprietary Protection

      None of the Company's current assembly processes or products are protected by patents. The Company relies on proprietary know-how and confidential information and employs various methods to protect the processes, concepts, ideas and documentation associated with its products. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes, concepts, ideas and documentation. There can be no assurance that the Company will be able to adequately protect its trade secrets or that other companies will not acquire information which the Company considers to be proprietary.

      In March 1994, the Company determined that it would be prudent to protect its reputation in the aircraft structural products market. It applied for, and received, trademark protection from the United States Patent and Trademark Office as to the use of its name and logo. See "Item 1. Business - Proprietary Information" in the Form 10-KSB.

Control by Current Shareholders

      Arthur August and Theodore J. Martines, President and Executive Vice President, respectively, of the Company, and their affiliates, beneficially own approximately 22% of the Company's outstanding Common Shares, prior to the exercise of the Warrants. Accordingly, as the two largest shareholders in the Company, Messrs. August and Martines and their affiliates may be able to elect all of the Company's directors; increase the authorized capital; dissolve, merge, or sell the assets of the Company; and generally direct the affairs of the Company. See "Shares Eligible for Future Sale" below; and "Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with
Section 16(a) of the Exchange Act," "Item 11. Security Ownership of Certain Beneficial Owners and Management" and "Item 12. Certain Relationships and Related Transactions" in the Form 10-KSB.

Dependence on Key Personnel

      The success of the Company is largely dependent on the personal efforts of Arthur August and Theodore J. Martines and other key employees. Although Messrs. August and Martines are both employed under three-year employment agreements ending in September 1998, the loss of the services of such individuals would have a material adverse effect on the Company's business and prospects. The Company currently maintains "key man" life insurance on the lives of Messrs. August and Martines in the amount of $1,200,000 and $300,000, respectively.

No Dividends

      To date, the Company has not paid any cash dividends on its Common Shares and does not expect to declare or pay any cash or other dividends in the foreseeable future. See "Item 5. Market for Common Equity and Related Shareholder Matters - Dividend Policy" in the Form 10-KSB.

Shares Eligible for Future Sale

      The Company has 5,778,304 Common Shares outstanding as of the date of this Prospectus, of which 3,350,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. Of such shares, 1,300,000 are held by Messrs. August and Martines and members of their families, and are eligible for sale under Rule 144. The remaining 2,050,000 Shares were sold in the June 1996 Private Placement and are being registered as part of this Registration Statement.

       Messrs. August and Martines agreed with the Company's former investment banking consultant (which agreement is in dispute and has been terminated by the Company), not to sell or otherwise dispose of their shares prior to January 26, 1998, unless the Company (i) is able to complete an underwritten secondary public offering, or (ii) obtains $11,000,000 of gross revenue as shown on its audited financial statements or as shown on a pro forma basis with any acquired company, for the then current fiscal year, at which time the lock-up would be terminated. The foregoing lock-up, however, is exclusive of Rule 144 sales through the Company's former investment banking consultant, in the amount of $250,000 per annum for Arthur August and $62,500 for Theodore Martines (which increases to $250,000 per annum should Mr. Martines retire).

      In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or person whose shares are aggregated), who has owned restricted Common Shares beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Shares are quoted on the Nasdaq system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned Common Shares for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

      In addition, the Company agreed to file by September 5, 1996, this registration statement with the Commission for the purpose of registering the Common Shares included in the Units (the "Unit Shares") offered in the Private Placement. The Company will use its best efforts to ensure the Registration Statement is declared effective by the Commission and remains effective until the Unit Shares are sold. At any time (subject to certain limitations) after such registration statement is deemed stale and no longer effective, or if a Registration Statement has not been filed by September 5, 1996, the holders of at least 50% of the Unit Shares have two "demand" registration rights for a period of five years after the closing of the Private Placement. The holders also have unlimited piggy-back registration rights (subject to certain limitations) for a period of five years after the closing of the Private Placement. The Placement Agent has similar registration rights with respect to the shares underlying the Placement Agent's Warrants and the Consultant's Warrants.

      The underwriter for the Company's IPO has two demand registration statements to register an aggregate of 666,038 shares underlying Underwriters' Warrants until September 24, 1997 and unlimited piggyback registration rights until September 24, 1999. These shares are a part of this Registration Statement and are offered for sale hereby. The Company's former investment banking consultant has one demand registration statement to register an aggregate of 120,000 Common Shares (subject to adjustment) underlying the former consultant's options (which agreement is in dispute and has been terminated by the Company) until January 31, 2000 and unlimited piggyback registration rights until January 31, 2000.

      The Company could register the Common Shares issuable upon exercise of outstanding stock options at any time in which event such shares would be immediately eligible for sale.

      No prediction can be made as to the effect, if any, that market sales of Common Shares or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Shares may be sold in the public market may adversely affect prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of its equity securities.

Effect of Outstanding Exercisable Securities and Registration Rights

      The Company had outstanding as of the date of this Prospectus, options and warrants to purchase Common Shares currently exercisable at various prices from $1.00 to $3.00 pursuant to which an aggregate of approximately 2,831,000 Common Shares may be issued. This includes warrants to the Company's former underwriter, former investment banking consultant and the Placement Agent to purchase up to an aggregate of approximately 1,394,000 Common Shares (subject to adjustment) (the "Underwriters' Warrants"); Warrants issued in the Private Placement to purchase 1,025,000 Common Shares and 412,335 employee and consultant stock options granted as of June 24, 1996.

      During the respective terms of the Company's outstanding derivative securities, the holders thereof may be able to purchase Common Shares at prices substantially below the then current market price of the Company's Common Shares with a resultant dilution in the interests of the existing shareholders. The holders of the Company's derivative securities may be expected to exercise their rights to acquire Common Shares at times when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. Thus, the terms upon which the Company may obtain additional financing during the next several years may be adversely affected. In addition, the exercise of outstanding derivative securities and the subsequent public sales of Common Shares by holders of such securities pursuant to a registration statement, including the one for the Shares offered hereby, effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities. See "Description of Securities," "The Offering and Sale of Units," "Shares Eligible for Future Sale" and "Item 10. Executive Compensation - Stock Options" in the Form 10-KSB."

Securities Market Factors

      In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, particularly small and emerging growth companies, have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies which trade in the over-the-counter market, have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the Company or its competitors concerning technological innovations, new products or procedures, government regulations and developments or disputes relating to proprietary rights and factors affecting the aerospace industry generally may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities. See "Item 5. Market for Common Equity and Related Shareholder Matters" in the Form 10-KSB.


Inability to Exercise Warrants

      The Company intends to qualify the sale of the Shares and Warrants in a limited number of states. Although certain exemptions in the securities ("blue sky") laws of certain states might permit Warrants to be transferred to purchasers in states other than in which the Securities were initially qualified, the Company will be prevented from issuing Common Shares in such states upon the exercise of the Warrants unless an exemption (e.g., private placement) from qualification is available or unless the issuance of Common Shares upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualifications of the issuance of such Common Shares in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held by purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of these restrictions. Further, a current prospectus covering the Common Shares issuable upon exercise of the Warrants must be in effect before the Company may accept Warrant exercises. There can be no assurance the Company will be able to have a prospectus in effect when the holders of the Warrants desire to exercise them, notwithstanding the Company's commitment to use its best efforts to do so. See "Description of Securities -- Warrants."

Potential Adverse Effect of Redemption of Warrants

      The Warrants may be redeemed by the Company at any time upon prior written notice of not less than 30 days, at a price of $.05 per Warrant, provided the closing bid price of the Common Shares as quoted on the Nasdaq SmallCap Market, equals or exceeds $3.00 per share for a period of twenty (20) consecutive trading days ending within 15 calendar days of the date on which notice of conversion is given. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."





                                 USE OF PROCEEDS


      The Shares offered hereby were issued by the Company to certain investors in the Private Placement consisting of 82 Units, each Unit consisting of 25,000 Common Shares and redeemable Warrants to purchase 12,500 Common Shares, at $25,000 per Unit; to the Placement Agent of the Private Placement in the form of Placement Agent's Warrants to purchase 8.2 Units consisting of 205,000 Common Shares and Warrants to purchase 102,500 Common Shares; to the Placement Agent in April 1996 as Consultant's Warrants to purchase 300,000 Common Shares issued in consideration for consulting services; and Underwriter's Warrants to Whale Securities Co., L.P. and its assignees (collectively, the "Underwriter"), the underwriter of the Company's IPO to purchase an aggregate of 566,038 Common Shares, as adjusted, and warrants to purchase an additional 100,000 Common Shares.

      The Company will not receive the proceeds of sales of the Shares by the Selling Shareholders. However, upon the full exercise of the Warrants, the Placement Agent's Units, the Placement Agent's Warrants, the Consultant's Warrants, the Underwriter's Warrants and the Underwriter's Unit Warrants, the Company will receive aggregate cash of $2,050,000, $205,000, $205,000, $300,000,
$600,000 and $250,000, respectively. The Company will use the proceeds from the payment of the respective exercise prices for working capital and general corporate purposes.

      The Company may also use a portion of the exercise price of the warrants allocated to working capital to expand its operations by acquiring companies or parts of companies which the Company believes are compatible with its business. The Company has no plans, agreements, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will be able to make any such acquisition.

                              SELLING SHAREHOLDERS

      The table below sets forth, with respect to each Selling Shareholder, based upon information available to the Company as of the date hereof, the number of Common Shares beneficially owned, the number of Shares to be sold, and the number and percentage of outstanding Common Shares beneficially owned before and after the sale of the Shares offered hereby. None of the Selling Shareholders has been an affiliate of the Company during the preceding three years, except as noted. Although there can be no assurance that the Selling Shareholders will sell any or all of the Shares, the following table assumes that each of the Selling Shareholders will sell all Shares offered by this Prospectus.


=========================================================================================================================
                                                                                  Shares
                                          Amount and                           Beneficially       Percent of
                                            Nature                                Owned            Class (2)
                                          Beneficial          Shares to           After            After
Name                                     Ownership(1)          Be Sold          Offering          Offering
=========================================================================================================================
Leonard Adler & Eileen Adler               37,500(3)            37,500             -0-              -0-
TEN BY ENT
Mark Allbaugh & Florence                   37,500(3)            37,500             -0-              -0-
Allbaugh JTWROS
Barry Barak & Helen Barak                  37,500(3)            37,500             -0-              -0-
JTWROS
Bruce C. Barber & Karen Eva               138,426(5)           138,426             -0-              -0-
Barber JTWROS(4)
George C. Barber & Shirley                 37,500(3)            37,500             -0-              -0-
Barber JTWROS
Sonya Ben-Shmuel                           37,500(3)            37,500             -0-              -0-
Herman Bhojwani                            37,500(3)            37,500             -0-              -0-
Billy H. Branch & Tom                      18,750(6)            18,750             -0-              -0-
Branch JTWROS
Paul M. Bronson & Laura                    37,500(3)            37,500             -0-              -0-
Mae Bronson JTWROS
Peter David Bronson &                      37,500(3)            37,500             -0-              -0-
Maguy F. Bronson JTWROS
Steven N. Bronson(4)                      311,140(7)           311,140             -0-              -0-
James S. Cassel (4)                       156,000(8)           156,000             -0-              -0-
James S. Cassel & Mindy E.                 18,750(6)            18,750             -0-              -0-
Cassel TEN BY ENT(4)



=========================================================================================================================
                                                                                 Shares
                                          Amount and                          Beneficially       Percent of
                                            Nature                               Owned           Class (2)
                                          Beneficial          Shares to          After             After
Name                                     Ownership(1)          Be Sold          Offering          Offering
=========================================================================================================================
Marwin S. Cassel & Leslie                 18,750(6)            18,750              -0-              -0-
Cassel JTWROS
EVEREN Clearing Corp Cust                 18,750(6)            18,750              -0-              -0-
FBO Mindy E. Cassel IRA
C G Chase Construction Co.                37,500(3)            37,500              -0-              -0-
EVEREN Clearing Corp. Cust                18,750(6)            18,750              -0-              -0-
FBO Gary Wayne Cole
SEPIRA
Anthony Conza                             37,500(3)            37,500              -0-              -0-
James A.W. Cook                           37,500(3)            37,500              -0-              -0-
Vincent Coppola Jr., MD &                 37,500(3)            37,500              -0-              -0-
Lillian Coppola JTWROS
Susan Crampton & Stuart                   37,500(3)            37,500              -0-              -0-
Crampton JTWROS
Prema Das                                 37,500(3)            37,500              -0-              -0-
EVEREN Clearing Corp                      37,500(3)            37,500              -0-              -0-
CUST FBO Ronald A. David
IRA
Thomas L. Delaney                         37,500(3)            37,500              -0-              -0-
Roy A. Dempsey                            56,250(10)           56,250              -0-              -0-
EVEREN Clearing Corp Cust                 37,500(3)            37,500              -0-              -0-
FBO Gordon J. Dow SEP
IRA
Martin Elkin & Dolores Elkin              18,750(6)            18,750              -0-              -0-
TEN ENT
Eric R. Elliott                           67,184(11)           67,184              -0-              -0-
Leanore R. Elliot                         37,500(3)            37,500              -0-              -0-
Feller Development Corp                   37,500(3)            37,500              -0-               *
Fred Fialkow                              56,250(6)            56,250              -0-              -0-
Ronald R. Fieldstone & Linda              37,500(3)            37,500              -0-              -0-
Fieldstone TEN BY ENT



=========================================================================================================================
                                                                                  Shares
                                          Amount and                           Beneficially       Percent of
                                            Nature                                Owned            Class (2)
                                          Beneficial          Shares to           After             After
Name                                     Ownership(1)          Be Sold          Offering          Offering
=========================================================================================================================
William T. Foran Tr                        37,500(3)            37,500             -0-              -0-
William T. Foran Trust
U/A Dtd 5-29-92
Everen Clearing Corp Cust                  37,500(3)            37,500             -0-              -0-
FBO David E. French IRA
Rollover
Francisco Garcia                           37,500(3)            37,500             -0-              -0-
Emanuel Goldstein & Rosa                   18,750(6)            18,750             -0-              -0-
Goldstein JTWROS
Robert D. Goldstein                        37,500(3)            37,500             -0-              -0-
Herman Goodman & Rose                      37,500(3)            37,500             -0-              -0-
Marie Goodman JTWROS
EVEREN Clearing Corp Cust                  18,750(6)            18,750             -0-              -0-
FBO Raymond H. Grabasch
IRA
Thomas J. Hanford                          37,500(6)            37,500             -0-              -0-
Mark Hart                                  37,500(3)            37,500             -0-              -0-
Daniel F. Herz                             18,750(6)            18,750             -0-              -0-
First Union National Bank                  37,500(3)            37,500             -0-              -0-
FBO Joel D. Kamphuis
Stanley B. Kane TR                         37,500(3)            37,500             -0-              -0-
Stanley B. Kane REV TRUST
U/A Dtd 3/14/89
Frank Lagalia & Lydia                      37,500(3)            37,500             -0-              -0-
Lagalia, JT TEN
Steven Levin                               18,750(6)            18,750             -0-              -0-
Sylvia Levine                              18,750(6)            18,750             -0-              -0-
Mark Allen Llano & Suzanne                 37,500(3)            37,500             -0-              -0-
Llano JTWROS
John O'Gorman                              18,750(6)            18,750             -0-              -0-
Doug Olson                                 37,500(3)            37,500             -0-              -0-
Nancy A. Pantori & Michael                 37,500(3)            37,500             -0-              -0-
Pantori JTWROS


=========================================================================================================================
                                                                                 Shares
                                          Amount and                          Beneficially       Percent of
                                            Nature                                Owned           Class (2)
                                          Beneficial          Shares to           After             After
Name                                     Ownership(1)          Be Sold          Offering          Offering
=========================================================================================================================
Robert S. Pearlman & Rita J.              37,500(3)            37,500              -0-              -0-
Pearlman JTWROS
EVERN Clearing Corp Cust                  37,500(3)            37,500              -0-              -0-
FBO Dr. Paul Pesce IRA
EVERN Clearing Corp. Cust                 18,750(6)            18,750              -0-              -0-
FBO S. Daniel Ponce IRA
Leonard A. Poulin                         18,750(6)            18,750              -0-              -0-
Independent Trust Corporation             37,500(3)            37,500              -0-              -0-
F/B/O Prime Discount
Securities
Private Opportunity Partners             375,000(7)           375,000              -0-              -0-
Limited
Attn: Steven N. Bronson(4)
R.J. Srein Corp.                          37,500(3)            37,500              -0-              -0-
Profit Sharing Plan
U/A/D 10/31/83
Laura G. Roberts                          37,500(3)            37,500              -0-              -0-
Mildred Rostolder                         18,750(6)            18,750              -0-              -0-
Deanna R. Salpeter                        18,750(6)            18,750              -0-              -0-
Richard Serbin & Kathie                   18,750(6)            18,750              -0-              -0-
Serbin JTWROS
James Allan Settlage & Carol              37,500(3)            37,500              -0-              -0-
Lynn Settlage JTWROS
David Shear & Hannah Shear                18,750(3)            18,750              -0-              -0-
TEN ENT
Haguy Schechter                           37,500(3)            37,500              -0-              -0-
EVEREN Clearing Corp Cust                 37,500(3)            37,500              -0-              -0-
FBO Yehuda Schechter IRA
Rollover
Zvika Schechter                           18,750(5)            18,750              -0-              -0-
Nancy B. Sherertz                         37,500(3)            37,500              -0-              -0-
Craig L. Silverman                        37,500(3)            37,500              -0-              -0-
David Singerman                           37,500(3)            37,500              -0-              -0-



=========================================================================================================================
                                                                                 Shares
                                          Amount and                          Beneficially       Percent of
                                            Nature                               Owned           Class (2)
                                          Beneficial          Shares to          After             After
Name                                     Ownership(1)          Be Sold          Offering          Offering
=========================================================================================================================
Richard Sinise                           75,000(12)           75,000               -0-              -0-
Mark A. Skoda                            37,500(3)            37,500               -0-              -0-
Joseph A. Spinella                       37,500(3)            37,500               -0-              -0-
Delaware Charter Guarantee               37,500(3)            37,500               -0-              -0-
& Trust Co. Custodian FBO
Law Office of Bruce R. Thaw
KEOUGH Plan
Allan Thaw                               37,500(3)            37,500               -0-              -0-
Tropical Time                            37,500(3)            37,500               -0-              -0-
Robert Van Lier                          18,750(6)            18,750               -0-              -0-
Frank Vicino, Jr.                        37,500(6)            37,500               -0-              -0-
Stephen Yetzer & Karen                   37,500(3)            37,500               -0-              -0-
Yetzer TR  The Yetzer Family
Trust U/A dtd 3-12-93
Stephen W. Zack                          18,750(6)            18,750               -0-              -0-
Boris Zalkind                            37,500(3)            37,500               -0-              -0-
Robert B. Zann TR                        37,500(3)            37,500               -0-              -0-
Robert B. Zann REV TRUST
U/A dtd 2/22/94
Charles Watkins                          30,000(13)           30,000               -0-              -0-
Barry J. Booth                            6,000(14)            6,000               -0-              -0-
Alvin Katz                               30,000(13)           30,000               -0-              -0-
Whale Securities Co., L.P.              351,162(15)          351,162               -0-              -0-
William G. Walters                       70,906(15)           70,906               -0-              -0-
Elliot J. Smith                          70,900(15)           70,900               -0-              -0-
Estate of Howard D. Harlow               54,795(15)           54,795               -0-              -0-
Nicholas Anari                           11,196(15)           11,196               -0-              -0-
James D. Whitten                          5,541(15)            5,541               -0-              -0-
Cynthia Buckwalter                        1,632(15)            1,632               -0-              -0-



=========================================================================================================================
                                                                                 Shares
                                          Amount and                          Beneficially       Percent of
                                            Nature                                Owned           Class (2)
                                          Beneficial          Shares to           After             After
Name                                     Ownership(1)          Be Sold          Offering          Offering
=========================================================================================================================

Mark Silverman                             99,906(15)           99,906             -0-              -0-
                                       ==========           ==========
                                        4,348,538            4,348,538

- --------


(1) Under Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Shares beneficially owned by them. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised.

(2) Based on a total of 5,778,304 Common Shares issued and outstanding as of June 18, 1996.

(3) Includes 12,500 Common Shares issuable upon exercise of currently exercisable Warrants.

(4) Bruce Barber, Steven N. Bronson and James S. Cassel are each officers and directors of Barber & Bronson Incorporated ("BBI"), the Placement Agent. BBI is a consultant of the Company pursuant to a consulting agreement dated April 3, 1996, which expires on April 2, 1998, and pursuant to which the Placement Agent and its assigns received Consultant's Warrants to purchase 300,000 Common Shares in April 1996. BBI also acted as Placement Agent of the Private Placement pursuant to which it received Placement Agent's Warrants to purchase 8.2 Units, each Unit consisting of 25,000 Common Shares and warrants to purchase 12,500 Common Shares at a price of $25,000 per Unit.

(5) Includes 12,500 Common Shares issuable upon exercise of currently exercisable warrants, 49,926 Common Shares issuable upon exercise of Consultant's Warrants and 51,000 shares issuable upon exercise of the Placement Agent's Units and Placement Agent's Warrants included herein.

(6) Includes 6,250 Common Shares issuable upon exercise of currently exercisable Warrants.

(7) Includes 12,500 Common Shares issuable upon exercise of currently exercisable warrants, 119,890 shares issuable upon exercise of Consultant's Warrants issued on April 3, 1996 to the Placement Agent under the Company's consulting agreement with the Placement Agent, and 153,750 shares issuable upon exercise of the Placement Agent's Units and Placement Warrants included herein. Does not include an additional 375,000 Common Shares beneficially owned by Private Opportunity Partners, Ltd., of which Mr. Bronson is President of the partnership's sole general partner. Mr. Bronson disclaims beneficial ownership of the securities owned by Private Opportunity Partners, Ltd.

(8) Includes 6,250 Common Shares issuable upon exercise of currently exercisable warrants issued to Everen Clearing Corp. Cust. FBO James S. Cassel IRA, 52,500 shares issuable upon exercise of Consultant's Warrants and 84,750 shares issuable upon exercise of Placement Agent's Units and Placement Agent's Warrants included herein.

(9) For purposes of this calculation, the number of shares beneficially owned has been increased to include 12,500 Common Shares and 6,250 Common Shares issuable upon exercise of currently exercisable warrants issued to EVEREN Clearing Corp. Cust FBO Mindy E. Cassel IRA and James S. Cassel & Mindy E. Cassel TEN BY ENT. Does not include 12,500 Common Shares and 6,250 Common Shares issuable upon exercise of currently exercisable warrants issued to Mr. Cassel's wife's IRA. Mr. Cassel disclaims beneficial ownership of such securities.

(10) Includes 18,750 Common Shares issuable upon exercise of currently exercisable warrants.

(11) Includes 12,500 Common Shares issuable upon exercise of currently exercisable warrants issued to Everen Clearing Corp. Cust. FBO Eric E. Elliot IRA, 14,684 shares issuable upon exercise of Consultant's Warrants and 15,000 shares issuable upon exercise of Placement Agent's Units and Placement Agent's Warrants included therein.

(12) Includes 25,000 Common Shares issuable upon exercise of currently exercisable Warrants.

(13)  Consists of shares issuable upon exercise of Consultant's Warrants.

(14) Consists of 3,000 Common Shares issuable upon exercise of Consultant's Warrants and 3,000 Common Shares issuable upon exercise of Placement Agent's Units and Placement Agent's Warrants included therein.

(15) Issuable upon full exercise of Underwriter's Warrants issued to Whale Securities Co., L.P. and its assignees in the Company's initial public offering, each warrant exercisable at $1.06, as adjusted, to purchase
      5.66038 Common Shares and one Common Share Purchase Warrant to purchase one Common Share at $2.50 per Common Share. Does not include any Common Shares that may be held by Whale Securities Co., L.P., a registered NASD member firm in its firm trading account.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders are offering the Shares for their own account and not for the account of the Company. The Selling Shareholders may continue to sell the Shares directly to purchasers or, alternatively, may offer the Shares from time to time through other agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Shareholders. Sales of the Shares may be made in one or more transactions on Nasdaq, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. The sale of the Shares is subject to the Prospectus delivery and other requirements of the Act.

      Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Common Shares of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Shares of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Shares by the Selling Shareholders.

      To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including the name or names of any additional underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Shareholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.


                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158 is acting as counsel to the Company and will pass upon the legality of the Common Shares offered hereby. SBK Investment Partners, a partnership consisting of certain members of Snow Becker Krauss P.C., holds options to purchase 20,000 shares of the Company's Common Shares.


                                     EXPERTS

      The financial statements of CPI Aerostructures, Inc. at December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in this registration statement have been included in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                                                      CPI AEROSTRUCTURES, INC.

                                                 INDEX TO FINANCIAL STATEMENTS

==============================================================================









Independent Auditor's Report                                                F-1

Audited Financial Statements:

   Balance Sheet as of December 31, 1995                                    F-2

   Statement of Operations for the Years
       Ended December 31, 1995 and 1994                                     F-3

   Statement of Shareholders' Equity for the
       Years Ended December 31, 1995 and 1994                               F-4

   Statement of Cash Flows for the Years Ended
       December 31, 1995 and 1994                                           F-5

   Notes to Financial Statements                                     F-6 - F-14


Unaudited Financial Statements

   Balance Sheets as of June 30, 1996
       and December 31, 1995 (audited)                                     F-15

   Statements of Income for the three
       months and six months ended June 30, 1996                           F-16

   Statements of Cash Flows for the six months
       ended June 30, 1995 and 1996                                        F-17

   Notes to Financial Statements as
       of June 30, 1996                                             F-18 - F-19

                                     [LOGO]


                    GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
                  Certified Public Accountants and Consultants
                  --------------------------------------------


                                     [LOGO]


INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
CPI Aerostructures, Inc.

We have audited the accompanying balance sheet of CPI Aerostructures, Inc. as of December 31, 1995 and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CPI Aerostructures, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



/s/  GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
- --------------------------------------------
GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

February 14, 1996


             1185 Avenue of the Americas    New York, NY 10036-2602
           TEL 212 372 100 * FAX 212 372 1001 * INTERNET info@ggk.com

    NEXIA INTERNATIONAL IS A WORLDWIDE NETWORK OF INDEPENDENT ACCOUNTING AND
                                CONSULTING FIRMS

     LONG ISLAND OFFICE 333 EARLE OVINGTON BLVD. UNIONDALE, NY 19553-3656 *
                      TEL 516 222 9494 * FAX 516 222 8037



                                                                                             CPI AEROSTRUCTURES, INC.

                                                                                                        BALANCE SHEET

======================================================================================================================

December 31, 1995

- ----------------------------------------------------------------------------------------------------------------------
ASSETS (Note 6)

Current Assets:
  Cash and cash equivalents (Note 1)                                                                      $    998,517
  Accounts receivable (Note 1)                                                                               1,565,048
  Costs and estimated earnings in excess of billings on uncompleted contracts (Notes 1 and 4)                9,677,390
  Prepaid expenses and other current assets                                                                    329,199
- ----------------------------------------------------------------------------------------------------------------------

      Total current assets                                                                                  12,570,154

Property and Equipment, net (Note 5)                                                                           196,384

Deferred Income Taxes (Note 8)                                                                                 113,000

Other Assets                                                                                                    75,519

- ----------------------------------------------------------------------------------------------------------------------
      Total Assets                                                                                        $ 12,955,057
======================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                                                                        $  1,160,285
  Accrued expenses                                                                                             260,288
  Current portion of long-term debt (Notes 6 and 7)                                                            630,525
  Deferred income taxes (Note 8)                                                                               445,000
- ----------------------------------------------------------------------------------------------------------------------

      Total current liabilities                                                                              2,496,098

Long-term Debt (Notes 6 and 7)                                                                               1,730,229

- ----------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                                      4,226,327
- ----------------------------------------------------------------------------------------------------------------------

Commitments (Note 7)

Shareholders' Equity (Notes 2 and 10):
  Common stock - $.001 par value; authorized 10,000,000 shares,
  issued and outstanding 3,728,304 shares                                                                        3,728
  Additional paid-in capital                                                                                 7,436,079
  Retained earnings                                                                                          1,288,923
- ----------------------------------------------------------------------------------------------------------------------

      Total shareholders' equity                                                                             8,728,730

======================================================================================================================
      Total Liabilities and Shareholders' Equity                                                          $ 12,955,057
======================================================================================================================

                                              See Notes to Financial Statements



                                                                                              CPI AEROSTRUCTURES, INC.


                                                                                               STATEMENT OF OPERATIONS

======================================================================================================================

Year ended December 31,                                                                      1995                 1994
- ----------------------------------------------------------------------------------------------------------------------

Revenue (Note 1)                                                                      $ 4,684,378           $5,041,073

Cost of sales (Note 1)                                                                  4,264,071            2,928,644
- ----------------------------------------------------------------------------------------------------------------------

Gross profit                                                                              420,307            2,112,429

Selling, general and administrative expenses                                            1,168,134            1,052,366
- ----------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                                            (747,827)           1,060,063
- ----------------------------------------------------------------------------------------------------------------------

Other (income) expenses:
  Interest income                                                                         (77,858)             (25,815)
  Interest expense                                                                        391,377              511,036
  Loss on sale of building                                                                496,071                   -
  Costs of terminated acquisitions (Note 3)                                               223,671              241,565
  Other income                                                                            (42,243)             (52,210)
- ----------------------------------------------------------------------------------------------------------------------
Total other expenses, net                                                                 991,018              674,576
- ----------------------------------------------------------------------------------------------------------------------

Income (loss) before provision (benefit) for income taxes and
 extraordinary item                                                                    (1,738,845)             385,487

Provision (benefit) for income taxes                                                     (577,000)             152,000
- ----------------------------------------------------------------------------------------------------------------------

Income (loss) before extraordinary item                                                (1,161,845)             233,487

Extraordinary item - gain on early extinguishment of debt (Note 6)                         81,475                   -

- ----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                     $(1,080,370)         $   233,487
======================================================================================================================

Earnings (loss) per share (Note 1):

  Income (loss) before extraordinary item                                             $      (.31)         $       .06
  Extraordinary item                                                                          .02                    -
======================================================================================================================
Net earnings (loss)                                                                   $      (.29)         $       .06
======================================================================================================================

Weighted average shares and common share equivalents outstanding (Note 1)               3,724,373            3,800,612
======================================================================================================================


                                              See Notes to Financial Statements



                                                                                              CPI AEROSTRUCTURES, INC.

                                                                                     STATEMENT OF SHAREHOLDERS' EQUITY

======================================================================================================================

Years ended December 31, 1994 and 1995
- ----------------------------------------------------------------------------------------------------------------------
                                                                                                                Total
                                                                           Paid-in          Retained     Shareholders'
                                          Shares            Amount         Capital          Earnings           Equity
- ----------------------------------------------------------------------------------------------------------------------

Balance at January 1, 1994                2,512,401         $2,512        $4,474,264      $ 2,135,806      $ 6,612,582

Net income                                      -               -                 -           233,487          233,487

Shares issued upon exercise
 of stock options                            32,833             33           101,631               -           101,664

Shares issued upon exercise
 of stock warrants                        1,125,000          1,125         2,715,065               -         2,716,190
- ----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994              3,670,234          3,670         7,290,960        2,369,293        9,663,923

Shares issued upon exercise
 of stock warrants                           58,070             58           145,119               -           145,177

Net loss                                         -              -                 -        (1,080,370)      (1,080,370)

======================================================================================================================
Balance at December 31, 1995              3,728,304         $3,728        $7,436,079      $ 1,288,923      $ 8,728,730
======================================================================================================================


                                              See Notes to Financial Statements



                                                                                              CPI AEROSTRUCTURES, INC.


                                                                                               STATEMENT OF CASH FLOWS

======================================================================================================================

Year ended December 31,                                                                        1995               1994
- ----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                                                                     $(1,080,370)      $    233,487
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
    Depreciation and amortization                                                           124,339            177,228
    Deferred taxes                                                                         (336,000)           192,000
    Loss on sale of land and building                                                       496,071                 -
    Extraordinary item                                                                      (81,475)                -
    Changes in operating assets and liabilities:
      Increase in accounts receivable                                                      (104,288)          (899,755)
      Increase in prepaid expenses and other current assets                                (154,107)           (21,327)
      Decrease in costs and estimated earnings in excess of billings on
       uncompleted contracts                                                                820,022            652,724
      Decrease (increase) in other assets                                                    23,217            (48,523)
      Increase (decrease) in accounts payable                                                12,748            (86,996)
      Increase (decrease) in accrued expenses                                                 8,352            (61,360)
      Decrease in income taxes payable                                                           -             (30,998)
- ----------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) operating activities                              (271,491)           106,480
- ----------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of property and equipment                                                        (36,292)            (2,043)
  Proceeds from sale of land and building                                                 1,248,581                 -
- ----------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) investing activities                             1,212,289             (2,043)
- ----------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Repayment of long-term debt                                                            (1,841,128)        (1,478,028)
  Principal payments under capital lease obligations                                        (42,425)           (36,896)
  Proceeds from exercise of stock warrants                                                  145,177          2,716,190
  Proceeds from exercise of stock options                                                        -             101,664
- ----------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) financing activities                            (1,738,376)         1,302,930
- ----------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                                            (797,578)         1,407,367

Cash at beginning of year                                                                 1,796,095            388,728
======================================================================================================================
Cash at end of year                                                                       $ 998,517        $ 1,796,095
======================================================================================================================

Supplemental disclosures of cash flow information:

  Cash paid during the year for:
    Interest                                                                           $    432,000       $    530,000
======================================================================================================================
    Income taxes                                                                      $      34,000      $      21,000
======================================================================================================================

Supplemental schedule of noncash financing activity:

The Company recorded a liability of $100,000 and $50,000 in 1995 and 1994, respectively, for finance restructuring charges payable in 1997.

======================================================================================================================



                                             See Notes to Financial Statements

                                                        CPI AEROSTRUCTURES, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

===============================================================================


   1.  PRINCIPAL BUSINESS     The Company's operations consist of the design and
       ACTIVITY AND SUMMARY   production of complex aerospace structural
       OF SIGNIFICANT         subassemblies under government and commercial
       ACCOUNTING POLICIES:   contracts. The length of the Company's contracts
                              varies but is typically between 1 and 2 years for U.S. government contracts and up to 10 years for commercial contracts.

                              Revenue recognition is based on the percentage of completion method of accounting for long-term contracts, measured by the percentage of total costs incurred to date to estimated total costs for each contract. Contract costs include all direct material, labor costs, tooling and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance may result in revisions to costs and income and are recognized in the period in which revisions are determined to be required. In accordance with industry practice, costs and estimated earnings in excess of billings on uncompleted contracts, included in the accompanying balance sheet, contain amounts relating to contracts and programs with long production cycles, a portion of which will not be realized within one year. The Company's recorded revenue may be written off in later periods in the event that Company's cost estimates prove to be inaccurate or a contract is terminated.

                              During 1995, the Company received formal notification from Nordam Corporation that it was terminating the pylon portion of its contract with the Company. This partial termination resulted in the Company writing off approximately $1,473,000 of previously recorded revenue. The effect of this write-off is included in cost of sales in 1995.

                              The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. Cash equivalents consist primarily of repurchase agreements at December 31, 1995, which were subsequent to year-end, rolled over into U.S. Treasury Bills and commercial paper. The Company's cash balances, at times, exceed federally insured limits.

                              Property and equipment is stated at cost.
                              Depreciation and amortization is provided for using the straight-line method over the estimated useful lives of the related assets.

                              Substantially all of the Company's accounts receivable are with two customers.

                              The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimate by management. Actual results could differ from these estimates.

                              Earnings (loss) per share are computed by dividing net income (loss) by the weighted average common and common equivalent shares outstanding.

                                                        CPI AEROSTRUCTURES, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

===============================================================================



                              Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Adoption of SFAS No. 121 had no effect on the accompanying financial statements in 1995 because the same method was used in the past to measure and review asset impairments.

                              In 1996 the Company will adopt SFAS No. 123,
                              "Accounting for Stock-Based Compensation." SFAS No. 123 establishes the fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company has not determined whether it will recognize or only disclose such information on adopting, but it believes adoption of SFAS No. 123 will not impact the result of its operations.

  2.  EXERCISE OF
      COMMON  STOCK
      PURCHASE WARRANTS:      On September 12, 1994, the Company announced that
                              it was calling its outstanding common stock purchase warrants for redemption and simultaneously changed the terms of exercise of the warrants from two warrants plus $5.00 for one share of common stock to two warrants plus $5.00 for two shares of common stock. These warrants were originally issued in connection with the Company's initial public offering in September
                              1992. The Company's registration statement for the registration of the warrants and the shares of common stock underlying the warrants was declared effective October 7, 1994. The exercise period expired on January 25, 1995 with all remaining warrants redeemed at $.10. During 1994, the Company received $2,716,190 after costs of the registration of $96,310 on the exercise of 1,125,000 warrants. In total, the Company received
                              $2,861,365 on the exercise of 1,183,070 warrants through January 25, 1995. Proceeds from the exercise of warrants were used to fund working capital requirements and preliminary acquisition costs (see Note 3) and to pay down approximately
                              $915,000 of indebtedness to Chrysler Capital
                              Corporation ("Chrysler"), required under the
                              Company's loan agreement, as amended.

   3. PROPOSED
      ACQUISITIONS:           On July 18, 1994, the Company announced that it
                              had signed a letter of intent to acquire certain operating divisions of Valentec International
                              Corporation ("Valentec") of Costa Mesa,
                              California. On January 9, 1995, the Company announced that its letter of intent with Valentec had terminated, by its terms, through the parties' failure to execute a definitive merger agreement by December 20, 1994 and because of various material issues that remained unresolved. During
                              1994, the Company incurred approximately $242,000 in costs associated with the proposed acquisition.

                              On August 24, 1995, the Company announced that it had signed a letter of intent to merge with VTX Electronics Corporation ("VTX") of Farmingdale, New York. On October 27, 1995, the Company announced that it had terminated merger discussions with VTX pursuant to the terms of the letter of intent. During 1995, the Company incurred approximately $224,000 in costs associated with the proposed acquisition.

   4.  COSTS AND              At December 31, 1995, costs and estimated earnings
       ESTIMATED              in excess of billings on uncompleted  contracts
       EARNINGS IN            consist of:
       EXCESS OF
       BILLINGS ON
       UNCOMPLETED
       CONTRACTS:

                                                                         U.S.
                                                                     Government         Commercial           Total
                              ----------------------------------------------------------------------------------------

                              Costs incurred on uncompleted
                               contracts                                $631,426        $19,738,969        $20,370,395
                              Estimated earnings                         201,250         10,777,343         10,978,593
                              ----------------------------------------------------------------------------------------

                                                                         832,676         30,516,312         31,348,988
                              Less billings to date                      716,030         20,955,568         21,671,598

                              ========================================================================================
                                 Costs and estimated earnings
                                  in excess of billings on
                                  uncompleted contracts                 $116,646       $  9,560,744       $  9,677,390
                              ========================================================================================


                              Unbilled costs and estimated earnings are billed in accordance with applicable contract terms. As of December 31, 1995, approximately $4,136,000 of the balances above are not expected to be collected within one year. Approximately 75% and 72% of the Company's sales in 1995 and 1994, respectively, are to Rohr Industries, Inc. ("Rohr") and approximately 14% and 9% of the Company's sales in 1995 and 1994, respectively are to Nordam Corporation.

  5.  PROPERTY AND
      EQUIPMENT:              Property and equipment consists of the following:


                                                                                                           Estimated
                              December 31, 1995                                                           Useful Life
                              ----------------------------------------------------------------------------------------
                              Furniture and fixtures                                 $146,611                  7 years
                              Machinery and equipment                                 279,353            5 to 10 years
                              Automobiles                                              13,015                  5 years
                              Leasehold improvements                                   36,292                  3 years
                              ----------------------------------------------------------------------------------------
                                                                                      475,271
                              Less accumulated depreciation and
                               amortization                                           278,887
                              ----------------------------------------------------------------------------------------
                                                                                     $196,384
                              ========================================================================================


                              The Company has certain machinery and equipment under a capital lease. The cost of such equipment is approximately $137,000 and its accumulated depreciation is approximately $68,000.

   6.  LONG-TERM              Long-term debt is comprised of:
       DEBT:

                              Borrowing under loan agreement with Chrysler                                  $2,324,184
                              Capital lease obligation (Note 7)                                                 36,570

                              ----------------------------------------------------------------------------------------

                                                                                                             2,360,754
                              Less current portion                                                             630,525
                              ========================================================================================
                                                                                                            $1,730,229
                              ========================================================================================


                              In October 1993, the Company refinanced its loan with Chrysler, which consolidated all outstanding indebtedness to Chrysler and extended the maturity date to July 1, 1995. Under the terms of this agreement, the Company is required to make principal payments of $50,000 and interest payments, at prime plus 2%, each month. In addition, the Company accrued a $50,000 fee for not paying the loan in full by July 1, 1994, another $50,000 for not paying the loan in full by January 1, 1995 and $100,000 for not paying the loan in full by July 1, 1995. These amounts are payable at the time the loan is satisfied in full. Substantially all of the Company's receivables, costs and estimated earnings in excess of billings on uncompleted contracts, and property and equipment are pledged under this agreement. Two of the Company's officers have also pledged their outstanding shares of the Company's common stock as collateral.

                              The loan agreement requires the Company to maintain certain financial ratios regarding, among other things, net worth and working capital, and restricts the payment of dividends. In February 1994, the Company received a deferral of mandatory monthly debt payments due in January, February and March 1994 and a waiver of default arising from the nonpayment during such period. In June 1994, the Company received a deferral of mandatory monthly debt payments due and a waiver of default arising from the nonpayment during such period. The June deferral and waiver were subject to various conditions as specified in a letter agreement between the Company and Chrysler. Such conditions included, among others, completing the induced exercise of outstanding warrants and remitting one-third of the net proceeds to Chrysler, as well as the Company's completing an offering of its common stock. Such conditions were required to be satisfied in accordance with a timetable provided in the deferral and waiver agreement, over the period June 17, 1994 to January 15, 1995. On December 31, 1994, the Company and Chrysler agreed to amend the October 1993 agreement and rescind the conditions set forth in the June 1994 letter agreement and extended the maturity date of the loan to October 1, 1996. In addition, the December 1994 agreement provided a waiver of a default of a loan covenant as specified in the original loan agreement, as amended by the October 1993 agreement. On October 18, 1995, the Company and Chrysler agreed to amend the agreement and extend the maturity date of the loan to January 31, 1997. During 1994, the Company received approximately $2,700,000 in proceeds from the exercise of 1,125,000 stock purchase warrants and remitted approximately one-third ($915,833) to Chrysler to reduce its outstanding indebtedness, as required under its loan agreement with Chrysler.

                                                        CPI AEROSTRUCTURES, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

===============================================================================

                              In December 1995, the Company sold its land and building for approximately $1,240,000 and retired its industrial development revenue bonds. This resulted in an extraordinary gain of $81,475 from the early extinguishment of this obligation. The Company recorded a loss on the disposal of the land and building due to the net carrying value exceeding the sales proceeds by approximately $496,000. Additionally, the Company remitted $400,000 of the sale proceeds to Chrysler to reduce its outstanding indebtedness.

                              The aggregate maturities of long-term debt, including capital lease obligations, at December 31, 1995 are as follows:

                              Year ending December 31,

                                          1996                                                              $  630,525
                                          1997                                                               1,730,229
                              ----------------------------------------------------------------------------------------
                                                                                                            $2,360,754

                              ========================================================================================

   7.  COMMITMENTS:           Future minimum lease payments under capital leases
                              at December 31, 1995 are as follows:

                              Year ending December 31,

                                          1996                                                                 $32,197
                                          1997                                                                   6,690
                              ----------------------------------------------------------------------------------------
                              Total minimum lease payments                                                      38,887
                              Less interest included in payments                                                 2,317

                              ----------------------------------------------------------------------------------------
                                   Present value of minimum lease payments                                     $36,570
                              ========================================================================================


                              The Company leases office and warehouse facilities under a noncancelable operating lease expiring in March 1999.

                              The aggregate future minimum rental commitments under this lease at December 31, 1995 are payable as follows:

                              Year ending December 31,

                                          1996                                                                $145,547
                                          1997                                                                 156,367
                                          1998                                                                 161,211
                                          1999                                                                  40,353
                              ----------------------------------------------------------------------------------------
                                                                                                              $503,478
                              ========================================================================================


                              The Company is required to pay additional expenses, as defined.

                              The Company has entered into employment agreements with two officers which expire in 1997.

                                                        CPI AEROSTRUCTURES, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

===============================================================================


 8.    INCOME TAXES:          The provision (benefit) for income taxes consists
                              of the following:


                              Year ended December 31,                                        1995                 1994
                              ----------------------------------------------------------------------------------------

                              Current:
                                Federal                                                 $(241,000)            $(34,000)
                                State and local                                                -                (6,000)
                              ----------------------------------------------------------------------------------------
                                                                                         (241,000)             (40,000)
                              ----------------------------------------------------------------------------------------

                              Deferred:
                                Federal                                                  (302,000)             173,000
                                State and local                                           (34,000)              19,000
                              ----------------------------------------------------------------------------------------
                                                                                         (336,000)             192,000
                              ----------------------------------------------------------------------------------------
                                                                                        $(577,000)            $152,000
                              ========================================================================================

                              The deferred income taxes provision (benefit), resulting from the differences in the recording of revenue and expense for federal income tax and financial reporting purposes, consists of the following:

                              Year ended December 31,                                        1995                 1994
                              ----------------------------------------------------------------------------------------

                              Long-term contracts                                       $ 183,000             $195,000
                              Other, including depreciation                                (3,000)              (3,000)
                              Net operating loss carryforward                            (516,000)                  -

                              ----------------------------------------------------------------------------------------
                                                                                        $(336,000)            $192,000
                              ========================================================================================

                                                        CPI AEROSTRUCTURES, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

===============================================================================


                              The difference between the income tax provision computed at the federal statutory rate and the actual tax provision (benefit) is accounted for as follows:


                                                                                             1995                 1994
                              ----------------------------------------------------------------------------------------

                              Taxes computed at the federal statutory rate              $(591,000)            $131,000
                              State income taxes, including deferred, net of
                               federal benefit                                                 -                15,000
                              Other, net including permanent differences                   14,000                6,000

                              ----------------------------------------------------------------------------------------
                                                                                        $(577,000)            $152,000
                              =========================================================================================


                              The components of deferred income tax assets
                              (liabilities) are as follows:


                                                                                          Current           Noncurrent
                              ----------------------------------------------------------------------------------------

                              Revenue recognition                                       $(892,000)                  -
                              Fixed assets and capital leases                                  -             $  13,000
                              Net operating loss carryforward                             447,000              100,000

                              ----------------------------------------------------------------------------------------
                                                                                        $(445,000)            $113,000
                              =========================================================================================

                              The Company has net operating loss carryforwards of approximately $1,132,000 available to reduce future federal and state taxable income, which will expire in 2010.

   9.  RELATED PARTY          In 1992, the Company borrowed  $216,370 from two
       TRANSACTIONS:          officers  pursuant to a working capital
                              requirement provision contained in its agreement with Chrysler. In December 1994, the Company repaid the principal balance of $216,370 and in January 1995 paid approximately $43,000 in accrued interest relating to this indebtedness.

 10.   EMPLOYEE   STOCK       In April 1992,  the Company  adopted the 1992
       OPTION PLANS:          Stock Option Plan (the "1992 Plan"). The 1992
                              Plan, for which 250,000 common shares are reserved for issuance, provides for the issuance of either incentive stock options or nonqualified stock options to employees or consultants or others who provide services for the Company. In 1992, the Company also granted options to purchase 25,000 shares to its counsel outside the Plan. These options were exercised in 1994. Options granted to employees and directors with three or more years of service became exercisable as to one-third of the shares each year beginning on September 16, 1992. Options granted to those with less than three years of service become exercisable as to one-third of the shares each year beginning on September 16, 1993. The options may not be exercised more than five years from the date of issuance. In 1995, the option price for all outstanding employees' and directors' stock options was lowered to $3.00.

                                                        CPI AEROSTRUCTURES, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

===============================================================================


                                                                                        Number of
                                                                                         Shares           Option Price
                                                                                      Under Option          Per Share
                              ----------------------------------------------------------------------------------------

                              Outstanding at December 31, 1993                           185,336                    -
                                Options granted (originally issued at an option
                                 price of between $6.00 - $7.00)                          11,500                 $3.00
                                Options exercised                                         (7,833)                   *
                                Options expired or forfeited                              (9,334)                   *
                              ----------------------------------------------------------------------------------------

                              Outstanding at December 31, 1994                           179,669                    -
                                Options granted                                          110,000         $1.00 - $1.31
                                Options expired or forfeited                             (13,334)                   *

                              ----------------------------------------------------------------------------------------
                                    Outstanding at December 31, 1995                     276,335         $1.00 - $3.00
                              ========================================================================================


                              * All options exercised or forfeited or that expired were at an exercise price of $5.00.

                              In 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan, for which 300,000 common shares are reserved for issuance, provides for the issuance of either incentive stock options or nonqualified stock options to employees or consultants or others who provide services for the Company. The options' exercise price is equal to the closing price of the Company's shares on the day of issuance, except for shares issued to the Company's president which are exercisable at 110% of the closing price of the Company's shares on the date of issuance. The Company has 1,501 options available for future grant under the 1992 Plan and 240,000 options available for grant under the 1995 Plan.

                              At December 31, 1995, 271,335 options were exercisable. The balance will become exercisable in September 1996.

 11.   WARRANTS               The  Company  sold  100,000  warrants  to  the
       AND OPTIONS:           Company's Underwriter ("Underwriter's Warrants")
                              in September 1992 for an aggregate of $100. The
                              Underwriter's Warrants entitle the Underwriter to purchase up to 100,000 units, each unit consisting of one share of common stock and one warrant, at an exercise price of $6.00 during the period ending September 24, 1998.

                              The Underwriter has agreed not to sell or otherwise dispose of Underwriter's Warrants prior to September 24, 1997, unless the Company (i) is able to complete an underwritten secondary public offering, or (ii) obtains $11,000,000 of gross revenue as shown on its audited financial statements or as shown on a pro forma basis with any acquired company, for the then current fiscal year, at which time the lock-up would be terminated.

                              In October 1994, the Company issued stock options to purchase 10,000 shares at $3.00 per share to a consultant.

                                                        CPI AEROSTRUCTURES, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

===============================================================================


                              In February 1995, the Company issued stock options to purchase 30,000 and 120,000 common shares at $3.00 per share to two consultants, one of whom is currently a director. In April 1995, the Company also granted options to purchase 20,000 shares at $2.00 per share to its counsel. All of these options are outside the Plan. In January 1996, the Company issued stock options to purchase 30,000 shares at $1.06 per share to the consultant director mentioned above.

 12.   MD-90
       CONTRACT:              In March 1991, the Company entered into an
                              agreement with Rohr, pursuant to which the Company agreed to provide Rohr with apron assemblies and related components in connection with production of the proposed McDonnell Douglas MD-90 jet aircraft. During the year ended December 31, 1995, approximately 57% of the Company's revenue was derived from this program, as compared with 63% in 1994. As of December 31, 1995, an aggregate of
                              $7,193,862 was included in cost and estimated earnings. McDonnell Douglas received FAA certification for the MD-90 in November 1994.



                                                                                              CPI AEROSTRUCTURES, INC.

                                                                                                        BALANCE SHEETS
======================================================================================================================
                                                                                          June 30,        December 31,
                                                                                           1996             1995
                                                                                        (Unaudited)
- ----------------------------------------------------------------------------------------------------------------------

ASSETS

Current Assets:
  Cash and cash equivalents                                                            $    327,703       $    998,517
  Accounts receivable                                                                     1,755,407          1,565,048
  Costs and estimated earnings in excess of billings on uncompleted                      10,241,190          9,677,390
      contracts (Note 2)
  Other current assets                                                                      331,445            329,199
- ----------------------------------------------------------------------------------------------------------------------

      Total current assets                                                               12,655,745         12,570,154

Property, Plant and Equipment, net                                                          196,155            196,384

Deferred Income Taxes                                                                       113,000            113,000

Other Assets                                                                                 29,226             75,519

- ----------------------------------------------------------------------------------------------------------------------
      Total Assets                                                                      $12,994,126        $12,955,057
======================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                                                     $  1,497,310       $  1,160,285
  Accrued expenses                                                                          291,327            260,288
  Current portion of long-term debt                                                          16,135            630,525
  Deferred income taxes                                                                     445,000            445,000
- ----------------------------------------------------------------------------------------------------------------------

      Total current liabilities                                                           2,249,772          2,496,098

Long-term Debt                                                                             -                 1,730,229
- ----------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                   2,249,772          4,226,327
- ----------------------------------------------------------------------------------------------------------------------
Commitments

Shareholders' Equity
  Common stock - $.001 par value; authorized 10,000,000 shares,
   5,778,304 and 3,728,304 issued and outstanding, respectively                               5,778              3,728
  Additional paid-in capital                                                              9,123,691          7,436,079
  Retained earnings                                                                       1,614,885          1,288,923
- ----------------------------------------------------------------------------------------------------------------------

      Total shareholders' equity                                                         10,744,354          8,728,730
- ----------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Shareholders' Equity                                        $12,994,126        $12,955,057
======================================================================================================================

                                                                                     See Notes to Financial Statements

                                                                                                                  F-15


                                                                                              CPI AEROSTRUCTURES, INC.

                                                                                                  STATEMENTS OF INCOME
======================================================================================================================
                                          For the Three Months ended June 30,        For the Six Months Ended June 30,
                                                      1996               1995                    1996             1995
                                                          (Unaudited)                                  (Unaudited)
- ----------------------------------------------------------------------------------------------------------------------

Revenue                                         $1,635,874        $1,078,994               $3,186,493       $2,362,031

Cost of sales                                    1,049,033           584,211                2,022,182        1,303,988
- ----------------------------------------------------------------------------------------------------------------------

Gross profit                                       586,841           494,783                1,164,311        1,058,043

Selling, general and administrative                333,121           281,134                  667,496          609,605
  expenses
- ----------------------------------------------------------------------------------------------------------------------

Income from operations                             253,720           213,649                  496,815          448,438
- ----------------------------------------------------------------------------------------------------------------------

Other (income) expense:
  Interest income                                   (4,631)           14,628                  (34,652)         (12,645)
  Interest expense                                  51,872           106,070                  109,451          214,997
- ----------------------------------------------------------------------------------------------------------------------
Total other expenses, net                           47,241           120,698                   74,799          202,352
- ----------------------------------------------------------------------------------------------------------------------

Income before provision for income taxes
  and extraordinary item                           206,479            92,951                  422,016          246,086

Provision for income taxes                          72,000            40,000                  147,000          105,000

Income before extraordinary item                $  134,479       $    52,951              $   275,016      $   141,086

Extraordinary item - gain on early
  extinguishment of debt, net of provision                               -                                      -
  for income taxes of $28,000                       50,947                                     50,947

- ----------------------------------------------------------------------------------------------------------------------
Net Income                                      $  185,426       $    52,951              $   325,963      $   141,086
======================================================================================================================

Earnings per shares (Note 3):
  Income before extra ordinary item             $      .03       $       .02             $        .07     $        .04
  Extraordinary item                            $      .01       $       -               $        .01     $       -
- ----------------------------------------------------------------------------------------------------------------------
Net earnings                                    $      .04       $       .02             $        .08     $        .04
======================================================================================================================
Weighted average shares and common
share equivalents outstanding                    4,396,323         3,728,304                4,262,336        3,720,377
======================================================================================================================

                                                                                     See Notes to Financial Statements

                                                                                                                  F-16



                                                                                              CPI AEROSTRUCTURES, INC.

                                                                                              STATEMENTS OF CASH FLOWS
======================================================================================================================

For the Six Months Ended June 30,                                                            1996               1995
                                                                                                     (Unaudited)
- ----------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income                                                                            $   325,963       $    141,086
  Adjustments to reconcile net income to net cash provided by (used in)
   operating activities:
    Depreciation and amortization                                                            39,867             62,168
    Extraordinary item                                                                      (50,947)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                                           (190,359)           954,541
      (Increase) decrease in prepaid expenses and other current assets                       (2,246)            51,904
      Increase in costs and estimated earnings in excess of billings on
       uncompleted contracts                                                               (563,800)        (1,031,482)
      (Increase) decrease in other assets                                                    25,239            (37,330)
      Increase in accounts payable                                                          337,025             17,426
      Increase (decrease) in accrued expenses                                                 3,039           (148,001)
      Increase in income taxes payable                                                        -                105,000
- ----------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) operating activities                               (76,219)           115,312
- ----------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of property and equipment                                                        (39,638)            -
- ----------------------------------------------------------------------------------------------------------------------
          Net cash used in investing activities                                             (39,638)            -
- ----------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
Long-term debt and officer note payments                                                 (2,244,619)          (397,459)
Proceeds from exercise of stock options/warrants/private placement                        1,689,662            145,174

- ----------------------------------------------------------------------------------------------------------------------
          Net cash used in financing activities                                            (554,957)          (252,285)
- ----------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                                            (670,814)           136,973

Cash at beginning of year                                                                   998,517          1,796,095
======================================================================================================================
Cash at end of period                                                                   $   327,703       $  1,659,112
======================================================================================================================

Supplemental disclosures of cash flow information:

  Cash paid during the period for:
    Interest                                                                            $   131,937       $    259,321
======================================================================================================================
    Income taxes                                                                        $    10,300       $     32,926
======================================================================================================================

                                                                                     See Notes to Financial Statements

                                                                                                                  F-17


                                                        CPI AEROSTRUCTURES, INC.

                                       NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
================================================================================


 1. INTERIM The financial statements as of June 30, 1996 and for the six FINANCIAL and three months ended June 30, 1996 and 1995 are unaudited. STATEMENTS In the opinion of the management of the Company, these financial statements reflect all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position of the Company and the results of operations for such interim periods are not necessarily indicative of the results to be obtained for a full year.



   2.  COSTS AND    Costs  and  estimated  earnings  in excess  of  billings  on
       ESTIMATED    uncompleted contracts consist of:
       EARNINGS IN
       EXCESS OF
       BILLINGS ON
       UNCOMPLETED
       CONTRACTS:

                                                                                      June 30, 1996
                               ----------------------------------------------------------------------------------------

                                                                         U.S.
                                                                      Government         Commercial           Total
                               ----------------------------------------------------------------------------------------
                               Costs incurred on uncompleted
                                contracts                                $667,157        $21,194,299        $21,861,456
                               Estimated earnings                         239,528         11,747,120         11,986,648
                               ----------------------------------------------------------------------------------------

                                                                          906,685         32,941,419         33,848,104
                               Less billings to date                      552,273         23,054,641         23,606,914

                               ========================================================================================
                               Costs and estimated earnings
                                in excess of billings on
                                uncompleted contracts                    $354,412         $9,886,778        $10,241,190
                               ========================================================================================



                                                                                      December 31, 1995
                               ----------------------------------------------------------------------------------------

                                                                         U.S.
                                                                      Government         Commercial           Total
                               ----------------------------------------------------------------------------------------

                               Costs incurred on uncompleted
                                contracts                                $631,426        $19,738,969        $20,370,395
                               Estimated earnings                         201,250         10,777,343         10,978,593
                               ----------------------------------------------------------------------------------------

                                                                          832,676         30,516,312         31,348,988
                               Less billings to date                      716,030         20,955,568         21,671,598

                               ========================================================================================
                               Costs and estimated earnings
                                in excess of billings on
                                uncompleted contracts                    $116,646         $9,560,744         $9,677,390
                               ========================================================================================


                                                                                                                   F-18



                                                        CPI AEROSTRUCTURES, INC.

                                       NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
================================================================================



 3. EARNINGS PER The earnings per share calculations are computed by dividing COMMON SHARE: net income, increased by proforma reductions in interest expense (net of tax) resulting from the assumed  exercise of
                    stock  options  and  warrants  and  the  resulting   assumed
                    reduction of outstanding indebtedness, by the weighted average number of common and common equivalent shares outstanding.






                                                                            F-19

==============================================================================

  No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in or incorporated by reference into the Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Subject to any duties and obligations under applicable securities laws to update information contained or incorporated by reference herein, neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.



                                TABLE OF CONTENTS


                                ---------------



                                                                  Page
                                                                  ----
Available Information.............................................  2
Information Incorporated by Reference.............................  3
The Company.......................................................  4
Risk Factors......................................................  6
Use of Proceeds..................................................  18
Selling Shareholders.............................................  19
Plan of Distribution.............................................  26
Commission Position on Indemnification
     for Securities Act Liabilities .............................  26
Legal Matters....................................................  27
Experts..........................................................  27
Financial Statements............................................. F-1



                                 --------------








===========================================================================

===========================================================================










                                    4,348,538
                                  Common Shares




                               CPI AEROSTRUCTURES,
                                      INC.








                                   Prospectus






                                 August 27, 1996












============================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

      The expenses payable by the Company in connection with the issuance and distribution of the securities being registered are estimated below:

SEC registration fee........................................    $ 1,951.74
Blue sky fees and expenses..................................      2,500.00
Legal fees and expenses.....................................     13,000.00
Printing and engraving expenses.............................      1,000.00
Accounting fees.............................................      6,500.00
Miscellaneous...............................................         48.26
                                                              ------------
       Total................................................    $25,000.00

Item 15.  Indemnification of Directors and Officers.

    Except to the extent hereinafter set forth, there is no statute, charter provision, By-law, contract or other arrangement under which any controlling person, Director or officer of CPI Aerostructures, Inc., a New York corporation (the "Company or the "Registrant"), is insured or indemnified in any manner against liability which he may incur in his capacity as such.

       Article 6 of the Company's Certificate of Incorporation provides for the indemnification of officers and directors to the fullest extent allowed by the New York Business Corporation Law ("BCL"). In addition, ARTICLE 6 of the By-laws of the Company states:

    "6.1  INDEMNIFICATION

    "On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in it discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses, including attorney's fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

    On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding."


    Under Section 402(b) of the New York Business Corporation Law ("BCL"), directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the BCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the Certificate of Incorporation of the Company or any by-law, agreement, vote of Shareholders or disinterested directors, or otherwise.

    The BCL provides, in part, that no director shall be personally liable to a corporation or its Shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except:

         (i) for breach of the director's duty of loyalty to the corporation or its Shareholders;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (iii) pursuant to Section 702 of the BCL; or

         (iv) for any transaction from which the director derived an imprope personal benefit.

Item 16.  Exhibits

Exhibit No.                   Description
- ------------                  -----------
 (a) Exhibits

  3.1  Certificate of Incorporation of the Registrant, as amended.(1)

  3.2  Amended and Restated  By-Laws of the Registrant.(1)

  4.1  Form of Underwriter's Warrants issued to the Underwriter.(1)

 10.1 Employment Agreement between Registrant and Arthur August dated September 15, 1995. (8)

 10.2 Employment Agreement between Registrant and Theodore J. Martines dated September 15, 1995. (8)

 10.3  1992 Stock Option Plan. (1)

 10.4  1995 Employee Stock Option Plan. (8)

 10.5 Registrant's Promissory Notes dated January 31, 1992 and March 6, 1992 to Arthur August with letter dated July 1, 1992.(1)

 10.6 Registrant's Promissory Notes dated January 31 and March 6, 1992 to Theodore J. Martines with letter dated July 1, 1992.(1)

 10.7 Loan Agreement dated as of September 28, 1989, as amended, between the Registrant and Chrysler Capital Corporation.(1)

 10.8 Rohr Basic Purchase Agreement dated October 5, 1988 for PW300 Pylon Assembly on BAC 125-100 Executive Jet.(1)

 10.9 Rohr Basic Purchase Agreement dated March 12, 1991 for Apron Assembly on McDonnell Douglas MD-90.(1)

 10.10 Rohr Basic Purchase Agreement dated May 8, 1990 for Boeing 757 Lower Pan Assembly.(1)

 10.11 Form of military contract.(1)

 10.12 Purchase Orders and Agreement with subcontractor, Wyman Gordon Composites, for the McDonnell Douglas MD-90.(1)

Exhibit No.                   Description
- ----------                    ------------

10.13 Memorandum of Agreement Concerning Select Supplier Program dated January 30, 1990 by and between the Company and Rohr Industries, Inc.(1)

10.14  Registrant's Sick Pay Plan.(1)

10.15 Basic Agreement for Sub-Assembly dated December 10, 1992 by and between the Registrant and Mitsui & Co. (U.S.A.), Inc.(2)

10.16 Consulting Agreement dated January 26, 1995 by and between the Company and Rickel and Associates, Inc. (6)

10.17 Option dated January 26, 1995 from the Company to Rickel and Associates, Inc. (6)

10.18 Lock-Up/Modification Agreement dated September 24, 1994 by and between the Company and Whale Securities Co., L.P. (6)

10.19 First Amendment to BPA MD-90-AP-91-CPI by and between the Company and Rohr, Inc. for MD90 V2500 Apron Assembly. (6)

10.20 Lease dated November 15, 1995 by and between the Company and Heartland Rental Properties Partnership for the Company's facilities in Edgewood, New York. (8)

10.21 Contract of Sale dated July 1995, between the Company and Triangle Electronics Group, Inc. for sale of the Company's facilities in Ronkonkoma, New York. (8)

10.22  Note Consolidation and Extension Agreement dated as of November 1, 1995.
       (8)

10.23 Solicitation Contract dated September 19, 1995 from the Department of the Air Force. (8)

10.24 Solicitation Contract dated September 22, 1995 from the Department of the Air Force. (8)

10.25 Consulting Agreement between the Company and Stanley Wunderlich dated as of January 1, 1996. (8)

10.26  Form of Registration Rights Agreement dated June 17, 1996. (9)

10.27  Form of Subscription Agreement. (9)

10.28  Form of Placement Agent Warrants dated June 17, 1996. (9)

10.29  Form of Consultant's Warrants dated April 3, 1996. (9)

Exhibit No.                   Description
- -----------                   ------------

10.30  Form of Redeemable Common Share Purchase Warrant dated June 19, 1996. (9)

10.31 Placement Agent Agreement dated May 10, 1996 between the Company and the Placement Agent. (9)

10.32 Financial Consulting Agreement dated April 3, 1996 between the Company and the Placement Agent. (9)

23.1   Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

23.2   Consent of Goldstein, Golub, Kessler & Company.

24.1   Power of Attorney (see Signature Page to this Registration Statement).

- ---------

(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-49270) declared effective on September 16, 1992 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Annual Report on Form 10-K for December 31, 1992 and incorporated herein by reference.

(3) Filed as an exhibit to Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1 (No. 33-49270) declared effective on October 26, 1993 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Annual Report on Form 10-K for December 31, 1993 and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (No. 33-83150) declared effective October 7, 1994 and incorporated herein by reference.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1994 and incorporated herein by reference.

(7) Filed as an exhibit to the Company's Current Report on Form 8-K for April 29, 1994, as amended, and incorporated herein by reference.

(8) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1995 and incorporated herein by reference.

(9) Filed as an exhibit to the Company's Report on Form 8-K for June 19, 1996 and incorporated herein by reference.


Item 17.     Undertakings.

      The Company hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

       (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

       (iii) include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (6) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

      (7) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in Edgewood, New York, on August 26, 1996.



                                         CPI AEROSTRUCTURES, INC.

                                         By:/s/ ARTHUR AUGUST
                                            --------------------------
                                            Arthur August, President



      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the dates indicated:



/s/ ARTHUR AUGUST
- ----------------------------      Chairman of the Board of Directors, President,                            August 26, 1996
Arthur August                     Chief Executive Officer (Principal Executive
                                  Officer)


/s/ THEODORE J. MARTINES
- ---------------------------       Vice President and Director (Principal                                    August 26, 1996
Theodore J. Martines              Accounting and Financial Officer)



          *
- ---------------------------       Director                                                                  August 26, 1996
Stanley Wunderlich


          *
- ---------------------------       Director                                                                  August 26, 1996
Walter Paulick



*Arthur August, an attorney-in-fact
 for each of the above-named
 persons

                                      LOGO

                    GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
                  Certified Public Accountants and Consultants
                  --------------------------------------------

                                      LOGO

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors and Stockholders of CPI Aerostructures Inc.

We hereby consent to the use in the Registration Statement on Form S-3 of our report dated February 14, 1996 on the financial statements of CPI
Aerostructures Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "experts" in such Prospectus.

/s/ Goldstein Golub Kessler & Company, P.C.
- -------------------------------------------
GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

August 26, 1996